FORM OF

DISTRIBUTION PLAN

OF

DIMENSIONAL INVESTMENT GROUP Inc.

Preamble to the Distribution Plan

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Dimensional Investment Group Inc. (the “Company”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the Class R10 shares, the Class R25 shares, and the Class R40 shares of each portfolio of the Company (each a “Fund”) identified in Exhibit A to this Plan. (Each of the Class R10 shares, the Class R25 shares, and the Class R40 shares is a “Class,” and together, the “Classes.”) The Plan has been approved by a majority of the Board of Directors of the Company (the “Board”), including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on the Plan. The approval of the Plan included a determination by the Board, including the Independent Directors, that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and the shareholders of each Class of the Fund.

Distribution Plan

1. The Company, on behalf of each Class of each Fund, shall pay to DFA Securities LLC (“DFAS”), the Funds’ principal underwriter, as compensation for its services or for payments by DFAS to financial intermediaries or others, or the Funds shall pay directly to others, a quarterly fee not to exceed the maximum fees per annum of each Class’s average daily net assets represented by shares of the Class, as may be determined by the Company’s Board from time to time, as distribution and/or service fees, subject to the maximums set forth below, pursuant to distribution and servicing agreements which have been approved from time to time by the Board, including the Independent Directors.

Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), the Funds may pay amounts not exceeding, on an annual basis, a maximum amount of:

(a)	10 basis points (0.10%) of the average daily net assets of the Class R10 shares of each applicable Fund; and

(b)	25 basis points (0.25%) of the average daily net assets of the Class R25 shares of each applicable Fund; and

(c)	40 basis points (0.40%) of the average daily net assets of the Class R40 shares of each applicable Fund.

Such compensation shall be calculated and accrued daily and payable monthly or at such other intervals as the Board may determine. These fees will be paid to DFAS for activities or expenses primarily intended to result in the sale or servicing of shares of the respective Class(es). Except as specifically designated above, the fees may be used as either distribution fees or servicing fees to the extent that the fees fit the descriptions below.

2. (a) The monies paid to DFAS pursuant to Paragraph 1 above may be treated as compensation for DFAS’s distribution-related services, including compensation for amounts advanced to financial intermediaries or their firms or others (including retirement plan recordkeepers) selling shares of the applicable Class who have executed an agreement with the Company, DFAS, or their affiliates, which form of agreement has been approved from time to time by the Board, including the Independent Directors, with respect to the sale of the applicable Class shares. In addition, DFAS may use such monies paid to it pursuant to Paragraph 1 above to assist in the distribution and promotion of shares of each Class. Such payments made to DFAS under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes; expenses of preparing and distributing sales literature (and any related expenses); advertisements; other distribution-related expenses; additional distribution fees paid to financial intermediaries or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Company, DFAS, or their affiliates; or certain promotional distribution charges paid to financial intermediary firms or others; or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance; advertising; educating financial intermediaries’ personnel about each Fund and shareholder financial planning needs; placement on financial intermediaries’ lists of offered funds; access to sales meetings; sales representatives and management representatives of financial intermediaries; participation in and/or presentation at conferences or seminars; sales or training programs for invited financial intermediary representatives and other employees; client and investor events and other financial intermediary-sponsored events; and ticket charges.

(b) The monies paid to DFAS or others pursuant to Paragraph 1 above also may be used to pay DFAS, financial intermediaries, or others (including retirement plan recordkeepers) for, among other things, furnishing investor services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from a Fund on behalf of customers; forwarding certain shareholder communications from a Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this Paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

3. DFAS or any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan and any related agreement shall furnish to the Board for its review, on at least a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

4. Unless sooner terminated pursuant to Paragraphs 5 or 6, the Plan and any agreements related to the Plan shall continue in effect with respect to a Class of a Fund for a period of one year from the date it takes effect with respect to the Class of the Fund and thereafter, only so long as such continuance is specifically approved at least annually by a vote of the Board, including the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

5. The Plan may be terminated with respect to a Class of a Fund at any time by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Class, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

6. Any agreement with any person relating to the implementation of this Plan shall be in writing, and shall provide:

(a)	that such agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the applicable Class on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b)	that such agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

7. The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 above without approval by a majority of a Fund’s outstanding voting securities of the affected Class (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

8. All material amendments to the Plan shall be approved by a vote of the Board, including the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan.

9. The provisions of this Plan are severable for each Class of each Fund and any action required hereunder must be taken separately for each Class covered hereby.

10. So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Company’s Independent Directors shall be committed to the discretion of such incumbent Independent Directors.

11. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 for a period of not less than six years from the date of this Plan; any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Company, on behalf of each Class of each Fund, respectively, and DFAS, as evidenced by their execution hereof.

DIMENSIONAL INVESTMENT GROUP INC., on behalf of the Funds listed on Exhibit A hereto

By:

Title:
DFA SECURITIES LLC

By:

Title:

Dated: [            ], 2010